Free Writing Prospectus (To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 9, 2010

Income Enhanced Reverse Exchangeable Notes due March 15, 2011 Global Medium-Term Notes, Series A, No. E- 4799

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The Income Enhanced Reverse Exchangeable Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES ARE NOT 100% PRINCIPAL PROTECTED, EVEN IF HELD TO MATURITY.

The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: March 16, 2010

•	Initial Valuation Date: March 9, 2010

•	Final Valuation Date: March 8, 2011*

•	Maturity Date: March 15, 2011*

•	Denominations: Minimum denominations of $[—] and integral multiples of $[—] in excess thereof.

•	Reference Asset: The American Depositary Shares of Teva Pharmaceutical Industries Limited, under ticker symbol “TEVA”

•	Initial Value: $[—]

•	Lower Strike Price: $[—], which is 80% of the initial value

•	Middle Strike Price: $[—], which is 111.50% of the initial value

•	Upper Strike Price: $[—], which is 112.75% of the initial value

•	Downside Participation Rate: 89.6861%

•	Upside Participation Rate: 65.00%

•	Interest Rate: 10.00% per annum.

•	Interest Payment Date: Monthly, on the 15th of each month during the term of the Notes, beginning on April 15, 2010, and ending on and including the Maturity Date.

•	Interest Payment Record Dates: 15 calendar days prior to each Interest Payment Date.

•	Payment at Maturity (excluding any interest payment): On the maturity date, Barclays Bank PLC will pay you, per each Note:

•	If the settlement value is less than the lower strike price, the product of the lower strike price times the downside participation rate;

•	If the settlement value is greater than or equal to the lower strike price but less than the middle strike price, the product of the settlement value times the downside participation rate;

•	If the settlement value is greater than or equal to the middle strike price but less than the upper strike price, the initial value;

•

If the settlement value is greater than or equal to the upper strike price, the sum of (i) the initial value and (ii) the product of (a) the excess of the settlement value over the upper strike price times (b) the upside participation rate.

•	Settlement Value: The product of the adjusted closing price of the reference asset on the final valuation date, times the multiplier then in effect on the final valuation date.

•	Multiplier: 1.0, subject to adjustments as described in “Selected Purchase Considerations” below.

•

Adjusted Closing Price: The adjusted closing price will equal the sum of the closing price of the reference asset on any scheduled trading day and its dividend adjustment amount on such scheduled trading day.

•

Closing Price: The last reported sales price for the reference asset on the Nasdaq Global Select Market at the scheduled weekday closing time of the regular trading session of the Nasdaq Global Select Market. If, however, the reference asset is not listed or traded on a securities exchange, then the closing price of the reference asset will be determined using the average execution price per share that an affiliate of Barclays Bank PLC pays or receives upon the purchase or sale of the reference asset used to hedge Barclays Bank PLC’s obligations under the Notes.

•

Dividend Adjustment Amount: The dividend adjustment amount as of any scheduled trading day shall be calculated as the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of such scheduled trading day, which difference may be positive, zero or negative.

•	Actual Aggregate Dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

If ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of the net dividend amounts, as reported on Bloomberg “TEVA <Equity> DVD” page in the “Net Amt” column, corresponding to all such ex-dividend dates per share of the reference asset.

•	If no ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•

Expected Aggregate Dividend: With respect to any scheduled trading day, the expected aggregate dividend shall be calculated as the sum of expected dividend amounts corresponding to all expected ex-dividend dates (as shown below) within the period from, but excluding, the Initial Valuation Date to, and including, such scheduled trading day. The expected dividend schedule for the reference asset is as follows:

Expected Ex- Dividend Date	Expected Dividend Amount (per share)
May 7, 2010	$0.1655
July 30, 2010	$0.1655
November 5, 2010	$0.1655
February 11, 2011	$0.1655

•

Physical Delivery Amount: If Barclays Bank PLC has elected to exercise the physical settlement option, Barclays Bank PLC will deliver to you on the maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date (such number, the “Physical Delivery Amount”), as described in “Selected Purchase Considerations” below, and will provide the trustee with not less than three Business Days’ prior written notice of such election.

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

•	CUSIP/ISIN: 06740H344 / US06740H3443

‡

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the Notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

FWP–2

SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee a return of 100% of the principal amount invested, even if the Notes are held to maturity. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the settlement value is less than the middle strike price. If the settlement value is between the lower strike price and middle strike price as of the final valuation date, you will lose 0.896861% of the principal amount of your Notes for every 1% that the settlement value is below the middle strike price. You may lose up to 28.25% of the principal amount of your Notes (excluding any interest payment).

•

Physical Delivery of the Reference Asset—If the Notes are physically settled at maturity, then because the payment at maturity will ordinarily be determined prior to the maturity date (i.e. on the final valuation date), the effect to holders will be as if the Notes matured prior to the maturity date. Thus, the value of the reference asset and any other equity securities that you receive at maturity may, as a result of fluctuations in the value of the reference asset during the period between the final valuation date and the maturity date, may be more or less than the amount you would have received had the Notes not been physically settled. Consequently it is possible that the aggregate value of the reference asset and cash that you receive at maturity may be less than the amount you would have received had there not been physical settlement.

•

Exchange Rate Risk—The Notes are linked to the reference asset that is in the form of American depositary shares. Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

•

Risks Associated with Foreign Securities Markets—Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•

No Voting and Distribution Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the reference asset would have.

FWP–3

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Market Disruption Events and Adjustments—Certain events may cause the reference asset to be disrupted or adjusted. See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Antidilution Adjustments” in the Prospectus Supplement dated March 1, 2010. In the event the final valuation date or maturity date is delayed, the payment at maturity may be lower than what you may have anticipated based on the last available closing price of the reference asset as of the scheduled final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the Notes;

•	the dividend rate on the reference asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

SELECTED PURCHASE CONSIDERATIONS

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns. If the settlement value is greater than the upper strike price, you will be entitled to receive, per each Note, an amount equal to the initial value plus the product of the excess of the settlement value over the upper strike price multiplied by the upside participation rate in addition to interest payments received. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes (excluding any interest payment) is protected against a decline in percentage terms in the settlement value, as compared to the initial value, of more than 20%. If the settlement value is between the lower strike price and middle strike price as of the final valuation date, you will lose 0.896861% of the principal amount of your Notes for every 1% that the settlement value is below the middle strike price. You may lose up to 28.25% of the principal amount of your Notes (excluding any interest payment).

•

Physical Delivery Amount—If Barclays Bank PLC has elected to exercise the physical settlement option, Barclays Bank PLC will deliver to you on the maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date (such number, the “Physical Delivery Amount”) and will provide the trustee with not less than three business days’ prior written notice of such election.

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares on the maturity date, it will pay in cash the amount payable at maturity as if it had not elected the physical settlement option.

FWP–4

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in an amount equal to that fractional share, based upon the closing price of the reference asset (and any other equity securities included in the calculation of the settlement value) on the final valuation date.

Upon the occurrence of certain events, or if the issuer of the reference asset is involved in certain extraordinary transactions, the number of shares of reference asset to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to the reference asset, cash and any other equity securities used in the calculation of the settlement value, all as determined by the calculation agent.

•

Dividend Adjustment Amount—the dividend adjustment amount is equal to the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of any scheduled trading day, which difference may be positive, negative or zero.The “actual aggregate dividend” is calculated as follows:

•

If ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of the net dividend amounts, as reported on Bloomberg “TEVA <Equity> DVD” page in the “Net Amt” column, corresponding to all such ex-dividend dates per share of the reference asset.

•	If no ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

The value of the “expected aggregate dividend” of the reference asset is specified in the expected dividend schedule on the cover page.

The expected aggregate dividend on any expected ex-dividend date is subject to adjustment in the event of certain events affecting the reference asset, such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

To the extent any security other than the reference asset is a settlement value security and the issuer of such security changes the per share amount of dividends it pays on its reference asset, the calculation agent will determine whether or not to calculate the value of such security in a manner comparable to that described in the preceding paragraphs with respect to the reference asset.

•

Adjustments to the Multiplier—the multiplier for any security included in the calculation of the settlement value will represent the number of those securities included in the calculation of the settlement value. The initial multiplier for the reference asset is 1.0. Adjustments to the multiplier and to equity securities included in the calculation of the settlement value will be made by adjusting the multiplier then in effect for the securities, by adding new securities or cash and/or by removing current securities in the circumstances described in the accompanying prospectus supplement under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset.

For example, if the reference asset is subject to a stock split or reverse stock split, once the split has become effective, the multiplier relating to the reference asset will be adjusted. The multiplier will be adjusted to equal the product of (1) the number shares of the reference asset outstanding after the split with respect to each share immediately prior to effectiveness of the split, and (2) the prior multiplier.

In addition, if the reference asset is subject to an extraordinary stock dividend or extraordinary stock distribution in shares of the reference asset that is given equally to all holders of shares, then once the reference asset is trading ex-dividend, the multiplier will be increased by the product of (1) the number of shares issued with respect to one share, and (2) the prior multiplier.

For a discussion of adjustments that may be made in the event of a merger or consolidation of the issuer of the reference asset, please see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Reorganization Events”. Please also see the discussion under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Additional Adjustment Events” in the accompanying prospectus supplement for a description of adjustments that may be made under certain additional circumstances described therein.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a United States holder, you acquire your Notes on the original issuance on the issue date, and you hold your Notes as capital assets for tax purposes. This section does not apply to you if your taxable year ends on a day that is between the final valuation date and the maturity date. In addition, this section does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

FWP–5

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, the Notes may be treated as either long-term or short-term debt for U.S. federal income tax purposes. The Notes should be treated as short-term contingent debt instruments for United States federal income tax purposes and, except as otherwise noted, the discussion below assumes the Notes will be treated as such. The terms of your Notes require you and us (in the absence of a change in law or a regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes as a contingent short-term debt instrument subject to the rules discussed herein. By purchasing your Notes, you agree to these terms.

Treatment of Interest. Pursuant to the terms of the Notes, you will be required to treat the interest payments as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes. If you are a cash-basis taxpayer and do not elect to accrue interest currently, you may be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the Notes in an amount equal to the deferred stated interest until such deferred interest is included in income. While it is not entirely clear how payments of interest should be treated, under the approach set out above, you will treat the interest payments as ordinary income even though you may recognize short-term capital loss in respect of your Notes. Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. However, the treatment of the interest payments is not entirely clear and the Internal Revenue Service could assert that you should not separately treat interest payments on the Notes as ordinary income and instead that you should only recognize income or gain, if any, upon the sale or maturity of your Notes. You should consult your tax advisor about possible alternative characterizations of interest payments on the Notes.

Payment Upon Maturity. Upon the maturity of your Notes, you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your Notes at such time (excluding amounts attributable to interest) and your adjusted tax basis in your Notes. For this purpose, if you receive linked shares pursuant to the physical settlement option, you should be treated as receiving an amount equal to the fair market value of such linked shares. Your adjusted tax basis in your Notes will generally be equal to the price your paid for your Notes, increased by any accrued amounts that you previously included in income in respect of your Notes and decreased by any interest payments on your Notes to the extent that under your method of accounting you did not include the payment in income when received. If you receive linked shares pursuant to the physical settlement option, you would have a basis in such linked shares equal to their fair market value at such time. Your holding period in such linked shares would begin the day after you beneficially receive the linked shares.

Sale or Exchange. Upon the sale or exchange of your Notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount received by you upon such sale or exchange (excluding amounts attributable to interest, which will be treated as such to the extent not previously included in income) and your tax basis in your Notes (determined as described above). However, if you sell or exchange your Notes between the final valuation date and the maturity date, it would be reasonable for you to treat any gain that you recognize as ordinary income. The deductibility of capital losses is subject to limitations.

Alternative Treatments. It is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences that are different from those described above. For example, if your Notes were treated as long-term debt for U.S. federal income tax purposes, they would generally be subject to the special rules governing contingent payment debt obligations as further discussed under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. In addition, it may be possible for the Internal Revenue Service to assert that the Notes should be characterized as a prepaid income-bearing executory contract with respect to the linked share. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for United States federal income tax purposes.

FWP–6

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the reference asset can be located by reference to the reference asset SEC file number specified below.

The summary information below regarding the company issuing the reference asset comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the reference asset with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

Teva Pharmaceutical Industries Limited

According to publicly available information, Teva Pharmaceutical Industries Limited (the “Company”) is a global pharmaceutical company producing drugs in all major treatment categories. The Company is the world’s leading generic drug company and has the leading position in the U.S. generic market. The Company also has a growing branded pharmaceutical business, including Copaxone® for multiple sclerosis and Azilect® for Parkinson’s disease, respiratory products and, following the Company’s acquisition of Barr Pharmaceuticals, Inc., women’s health products. The Company’s active pharmaceutical ingredients business provides significant vertical integration to its own pharmaceutical production and sells to third party manufacturers.

The Company’s global operations are conducted in North America, Europe, Latin America, Asia and Israel. Following the acquisition of Barr, the Company has had direct operations in more than 60 countries, as well as 38 finished dosage pharmaceutical manufacturing sites in 17 countries, 15 generic R&D centers operating mostly within certain manufacturing sites and 21 API manufacturing sites around the world.

The Company was incorporated in Israel on February 13, 1944 and is the successor to a number of Israeli corporations, the oldest of which was established in 1901.

The reference asset’s SEC file number is: 0-16174.

Historical Information About the Reference Asset

The reference asset is listed on the Nasdaq Global Select Market under the ticker symbol “TEVA”.

The following table presents the high and low closing prices for the reference asset, as reported on the Nasdaq Global Select Market during each fiscal quarter in 2006, 2007, 2008 2009 and 2010 (through March 8, 2010), and the closing price at the end of each quarter in 2006, 2007, 2008, 2009 and 2010 (through March 8, 2010).

The historical prices of the reference asset are not necessarily indicative of future performance; accordingly, there can be no assurance that the payment you receive at maturity will equal or exceed the principal amount. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

FWP–7

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

	High	Low	Period End
2006
First Quarter	$44.07	$40.00	$41.18
Second Quarter	$43.51	$31.25	$31.59
Third Quarter	$35.73	$29.76	$34.09
Fourth Quarter	$35.75	$30.70	$31.08

2007
First Quarter	$38.34	$31.26	$37.43
Second Quarter	$41.25	$36.16	$41.25
Third Quarter	$44.71	$40.84	$44.47
Fourth Quarter	$46.83	$43.63	$46.48

2008
First Quarter	$49.65	$43.99	$46.19
Second Quarter	$47.60	$42.26	$45.80
Third Quarter	$48.32	$41.05	$45.79
Fourth Quarter	$46.77	$37.78	$42.57

2009
First Quarter	$46.17	$41.45	$45.05

Second Quarter	$49.34	$42.98	$49.34

Third Quarter	$54.25	$48.59	$50.56

Fourth Quarter	$56.27	$49.25	$56.18

2010
First Quarter (through March 3, 2010)	$61.66	$56.66	$60.49

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the reference asset based on the daily closing price from January 3, 2006 through March 8, 2010. The closing price of the reference asset on March 8, 2010 was $60.49.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–8

HYPOTHETICAL RETURN TABLE AND EXAMPLES

The table for the Note has been prepared on the basis of the assumptions that are set forth below.

All hypothetical returns are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

Assumptions:

•	Investor purchases $61.00 principal amount of Notes on the issue date at the price to the public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

•	the actual aggregate dividend of the reference asset equals its expected aggregate dividend as of the final valuation date.

•	the multiplier has not been adjusted.

•	Initial Value: $61.00

•	Lower Strike Price: $48.8000

•	Middle Strike Price: $68.0150

•	Upper Strike Price: $68.7775

•	Downside Participation Rate: 89.6861%

•	Upside Participation Rate: 65%

Hypothetical Return Table

Hypothetical settlement value on the valuation date	Percentage change from the initial value to the hypothetical settlement value on the valuation date interest payments	Total interest payments paid or payable on or before the maturity date per Note	Hypothetical total cash amount payable per Note on the stated maturity date*	Hypothetical total annualized yield** on the Notes on the maturity date	Hypothetical total annualized yield from direct ownership of the reference asset
$109.8000	80%	$6.0831	$87.6646	56.22%	81.38%
$97.6000	60%	$6.0831	$79.7346	42.63%	61.30%
$85.4000	40%	$6.0831	$71.8046	29.03%	41.22%
$73.2000	20%	$6.0831	$63.8746	15.41%	21.15%
$67.1000	10%	$6.0831	$60.1794	9.06%	11.11%
$61.0000	0%	$6.0831	$54.7085	-0.36%	1.09%
$54.9000	-10%	$6.0831	$49.2377	-9.79%	-8.94%
$48.8000	-20%	$6.0831	$43.7668	-19.23%	-18.97%
$36.6000	-40%	$6.0831	$43.7668	-19.23%	-39.00%
$24.4000	-60%	$6.0831	$43.7668	-19.23%	-59.02%
$12.2000	-80%	$6.0831	$43.7668	-19.23%	-79.01%

Assumes cash payment in all instances.

*	Excludes accrued but unpaid interest payments payable on the maturity date.
**	The hypothetical total annualized yield on the maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the Notes, including the amount payable on the maturity date and all interest payments through the maturity date, the sum of these present values being equal to the original issue price.

FWP–9

Hypothetical Examples of Amounts Payable at Maturity

Example 1. Assuming the settlement value is $40.00 after applying the initial multiplier:

As a result, because the settlement value of $40.00 is less than the lower strike price of $48.8000, you would receive on the maturity date $43.7668 per Note, plus any accrued but unpaid interest payments.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, 1 share of the reference asset and $3.77 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 500,000 Notes, you would receive on the maturity date in total, 547,085 shares of the reference asset and $8.07 in cash plus accrued but unpaid interest payments.

Example 2. Assuming the settlement value is $60.00 after applying the initial multiplier:

As a result, because the settlement value of $60.00 is greater than the lower strike price of $48.8000 but less than the middle strike price of $68.0150, you would receive on the maturity date $53.8117 per Note, plus any accrued but unpaid interest payments.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, 0 shares of the reference asset and $53.81 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 500,000 Notes, you would receive on the maturity date in total, 448,430 shares of the reference asset and $29.60 in cash plus accrued but unpaid interest payments.

Example 3. Assuming the settlement value is $68.50 after applying the initial multiplier:

As a result, because the settlement value of $68.50 is greater than the middle strike price of $68.6826 but less than the upper strike price of $68.7775, you would receive on the maturity date $61.00 per Note, plus any accrued but unpaid interest payments.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, 0 share of the reference asset and $61.00 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 500,000 Notes, you would receive on the maturity date in total, 445,255 shares of the reference asset and $32.50 in cash plus accrued but unpaid interest payments.

Example 4. Assuming the settlement value is $80.00 after applying the initial multiplier:

As a result, because the settlement value of $80.00 is greater than the upper strike price of $68.7775, you would receive on the maturity date $68.2946 per Note, plus any accrued but unpaid interest payments.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the reference asset equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the reference asset on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, 0 share of the reference asset and $68.29 in cash, plus any accrued but unpaid interest payments. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 500,000 Notes, you would receive on the maturity date in total, 426,841 shares of the reference asset and $32.50 in cash plus accrued but unpaid interest payments.

FWP–10

To the extent the actual settlement value differs from the values assumed above or that the actual aggregate dividend of the reference asset differs from its expected aggregate dividend as of the final valuation date, the results indicated above would be different.

If the physical settlement option is elected, the market price of the reference asset that you receive per Note on the maturity date may be less than the amount that you would have received had the physical settlement option not been elected because the number of shares of the reference asset you receive will ordinarily be calculated based upon the adjusted closing price of the reference asset on the final valuation date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–11